As filed with the Securities and Exchange Commission on August 14, 2015

 Registration No. 333-_______

United States

SECURITIES AND EXCHANGE cOMMISSION

Washington, D.C. 20549

___________________________

fOrm S-8

registration statement under the securities act of 1933

___________________________

RESTORGENEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	30-0645032 (I.R.S. Employer Identification Number)

2150 E. Lake Cook Road, Suite 750

Buffalo Grove, Illinois 60089

(Address of principal executive offices) (Zip code)

___________________________

Non-Plan Based Option Grants

(Full title of the plan)

Stephen M. Simes

Chief Executive Officer

RestorGenex Corporation

2150 E. Lake Cook Road, Suite 750

Buffalo Grove, Illinois 60089

(847) 777-8092

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

(612) 607-7287

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.001 per share	2,789,523 shares	$3.63	$10,125,967.64	$1,177.00

_________________

(1)

The number of shares of common stock, par value $0.001 per share (“Common Stock”), of RestorGenex Corporation (the “Company” or “Registrant”), stated above represents the total number of shares available for issuance under outstanding stock options granted to certain individuals outside any equity-based compensation plan of the Registrant (the “Non-Plan Options”) and as evidenced by certain non-plan option agreements (the “Non-Plan Agreements”). In addition, the maximum number of shares of Common Stock that may be issued under the Non-Plan Options is subject to adjustment in accordance with certain provisions of the Non-Plan Agreements. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Company’s Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and calculated based on the weighted average exercise price of the Non-Plan Options.

Part I

Information Required In The SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by RestorGenex Corporation (the “Company”) (File No. 000-24477) with the Commission are incorporated by reference in this registration statement:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Commission on April 3, 2015;

(2)	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 as filed with the Commission on May 11, 2015 and August 12, 2015, respectively;

(3)	Current Reports on Form 8-K, as filed with the Commission on January 9, 2015, March 6, 2015, March 31, 2015, May 1, 2015 and June 18, 2015;

(4)	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2014; and

(5)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 000-24477) filed with the Commission on June 18, 2015, including any amendments or reports filed for the purpose of updating the description.

All documents filed by the Company with the Commission (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of Common Stock offered pursuant to this registration statement have been sold or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

Not applicable.

Item 6.      Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by such person, and judgments, fines and amounts paid in settlement of such action, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Although Delaware law permits a corporation to indemnify any person referred to above against expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Delaware Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders. Delaware law also provides for mandatory indemnification of any present or former director or officer against expenses to the extent such person has been successful in any proceeding covered by the statute.

In addition, Delaware law provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith. Indemnification provided for by Delaware law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

Delaware law allows a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Delaware law.

The Company’s Certificate of Incorporation provides for indemnification of the Company’s directors, officers, employees and agents. Specifically, Article V provides that the Company shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or, while a director, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such covered person; provided, however, that the Company shall not indemnify any director or officer in connection with any action by such director or officer against the Company unless the Company shall have consented to such action. No amendment or repeal of Article V shall apply to or have any effect on any right to indemnification provided thereunder with respect to any acts or omission occurring prior to such amendment or repeal.

The Company’s Bylaws provide for indemnification of the Company’s directors, officers, employees and agents to the fullest extent permitted by Delaware law.

The Company has entered into agreements with its directors and officers regarding indemnification, in addition to indemnification provided for in the Company’s Certificate of Incorporation, Bylaws and Delaware law and intends to enter into indemnification agreements with any new directors and officers in the future. Under these agreements, the Company is required to indemnify its current and former directors and officers against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of the Company’s directors or officers. The Company will be obligated to pay these amounts only if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company’s best interests. With respect to any criminal proceeding, the Company will be obligated to pay these amounts only if the director or officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

The Company maintains directors’ and officers’ insurance to cover the Company’s directors and officers for specific liabilities, including coverage for public securities matters.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.      Exemptions from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit No.	Description
4.1

Certificate of Incorporation of RestorGenex Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on June 18, 2015 (File No. 000-24477)).

4.2	Bylaws of RestorGenex Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Commission on June 18, 2015 (File No. 000-24477)).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Goldman Kurland and Mohidin LLP (filed herewith).

23.3	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed herewith).

99.1

Form of Stock Option Agreement between the Company and its Executive Officers (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K as filed with the Commission on April 3, 2015 (File No. 000-24477)).

99.2

Form of Stock Option Agreement between the Company and its Directors (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K as filed with the Commission on April 3, 2015 (File No. 000-24477)).

Item 9.     Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on August 14, 2015.

RESTORGENEX CORPORATION

(Registrant)

By:	/s/ Stephen M. Simes
Stephen M. Simes
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Name and Signature	Title	Date

/s/ Stephen M. Simes	Chief Executive Officer and Director	August 14, 2015
Stephen M. Simes	(Principal Executive Officer)

/s/ Phillip B. Donenberg	Chief Financial Officer and Secretary	August 14, 2015
Phillip B. Donenberg	(Principal Financial and Accounting Officer)

/s/ Sol J. Barer, Ph.D.	Chairman of the Board	August 14, 2015
Sol J. Barer, Ph.D.

/s/ Isaac Blech	Vice Chairman of the Board	August 14, 2015
Isaac Blech

/s/ Rex Bright	Director	August 14, 2015
Rex Bright

/s/ Nelson K. Stacks	Director	August 14, 2015
Nelson K. Stacks

RESTORGENEX CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
4.1	Certificate of Incorporation of RestorGenex Corporation	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K as filed with the Commission on June 18, 2015 (File No. 000-24477)).

4.2	Bylaws of RestorGenex Corporation	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K as filed with the Commission on June 18, 2015 (File No. 000-24477)).

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith.

23.1	Consent of Deloitte & Touche LLP	Filed herewith.

23.2	Consent of Goldman Kurland and Mohidin LLP	Filed herewith.

23.3	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.

24.1	Power of Attorney	Filed herewith.

99.1	Form of Stock Option Agreement between the Company and its Executive Officers	Incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K as filed with the Commission on April 3, 2015 (File No. 000-24477)).

99.2	Form of Stock Option Agreement between the Company and its Directors	Incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K as filed with the Commission on April 3, 2015 (File No. 000-24477)).